EXHIBIT 99.1
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SPIRE CORPORATION NEWS RELEASE
FOR IMMEDIATE RELEASE


         SPIRE CORPORATION RECEIVES NOTICE OF NON-COMPLIANCE FROM NASDAQ

BEDFORD, MA - (BUSINESS WIRE) - December 5, 2008 - On December 1, 2008, Spire Corporation (the "Company") received a letter from The Nasdaq Stock Market ("Nasdaq") advising that for the prior ten (10) consecutive trading days, the Company's market value of listed securities was below the minimum $50,000,000 requirement for continued inclusion on The Nasdaq Global Market under Marketplace Rule 4450(b)(1)(A) (the "Rule"). Nasdaq also noted that the Company does not comply with Marketplace Rule 4450(b)(1)(B), which alternatively requires total assets and total revenue of at least $50,000,000 each for the most recently completed fiscal year or two of the three most recently completed fiscal years. This notification has no immediate effect on the listing of the Company's common stock.

The Company will be provided thirty (30) calendar days, or until December 31, 2008, to regain compliance with the Rule. If at any time before December 31, 2008, the Company's market value of listed securities is $50,000,000 or more for a minimum of ten (10) consecutive business days, the Nasdaq staff will determine if the Company complies with the Rule.

If the Company does not regain compliance with the minimum market capitalization requirement by December 31, 2008, Nasdaq will provide the Company with written notification that the Company's common stock will be delisted from The Nasdaq Global Market. At that time, the Company may appeal the delisting determination to a Nasdaq Listings Qualifications Panel (a "Panel"). In that event, the Company would likely request a hearing before a Panel, which would automatically stay the delisting of the Company's common stock pending the issuance of the Panel's decision after the hearing. The Company plans to exercise diligent efforts to maintain the listing of its common stock on The Nasdaq Global Market, but there can be no assurance that it will be successful in doing so.

About Spire Corporation
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Spire Corporation is a global solar company providing turnkey production lines and capital equipment to manufacture photovoltaic modules and cells worldwide. Spire Semiconductor provides processing technology for Spire's silicon solar cell manufacturing lines and offers custom gallium arsenide cells for solar concentrator systems. For corporate or product information, contact Spire Corporation, "The Turnkey Solar Factory Company," at 781-275-6000, or visit www.spirecorp.com.

Contact: Christian Dufresne
         CFO & Treasurer
         781-275-6000

Certain matters described in this news release may be forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risk of dependence on market growth, competition and dependence on government agencies and other third parties for funding contract research and services, as well as other factors described in the Company's Form 10-K and other periodic reports filed with the Securities and Exchange Commission.